Exhibit 99.1

Diodes Incorporated Elects Evan Yu to the Board as Independent Director

Plano, Texas – July 28, 2026 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today announced the election of Evan Yu to its Board of Directors, effective August 1, 2026. Yu is a seasoned global semiconductor executive with leadership experience across power products, wireless communications, ASIC, and DSP technologies. He brings strategic operating leadership, international market insight, and governance perspective developed through decades of leading multi-regional businesses, expanding product portfolios, and driving growth in technology markets.

Yu previously served as Senior Vice President, Worldwide Power Products at Diodes, having joined the Company in 2008 and retired in January 2023. In his roles at the Company, Yu led global strategy and operating execution for the worldwide power products business and oversaw cross-functional teams across product development, engineering, marketing, and commercial operations in key international markets. He also drove portfolio expansion and business performance across diversified semiconductor applications and served as Asia President in addition to holding director and senior leadership roles across subsidiaries and affiliated entities.

Before joining Diodes, Yu was the CEO of Commit Inc., an Asian-based wireless communications chipset company focused on 3G/4G technologies. Prior to Commit Inc., Yu worked at Texas Instruments for 15 years, where he held several key management roles, including Asia Vice President of the Application Specific Products (ASP) organization. Yu’s responsibilities in the ASP division included leading business development, marketing, and technical units of wireless communications, ASIC, DSP, broadband, and digital still camera business units. Most recently, Yu served as Chairman of the Board of Canyon Semiconductor Inc. He studied electrical engineering at Kaohsiung Institute of Technology and earned his bachelor’s degree in Electrical Engineering at Tam Kang University in Taiwan.

Angie Chen Button, Chairwoman of the Board of Diodes, stated, “We are delighted to welcome Evan Yu to the Diodes board as an independent director. Evan’s deep expertise in power products, extensive international operating experience, and proven track record of driving growth and portfolio expansion across global semiconductor markets will be invaluable to our Board. His knowledge of our business combined with a fresh external perspective strengthens our ability to guide our long-term growth strategy and value creation for stockholders.”

Yu qualifies as an independent director under the corporate governance standards of Nasdaq and the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and power solutions combined with a flexible hybrid manufacturing model to meet customers’ needs. Our broad range of application-specific products, delivered through a total solutions sales approach and supported by global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-growth markets. For more information, visit www.diodes.com.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries. © 2026 Diodes Incorporated. All Rights Reserved.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Vice President, Corporate Marketing & IR	President, Investor Relations
P: 408-232-9003	P: 949-224-3874
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com